Exhibit 99.1

EMCORE Announces Closing of $35.9 Million Public Offering of Common Stock

Alhambra, CA – February 16, 2021 – EMCORE Corporation (Nasdaq: EMKR) today announced the closing of its underwritten public offering of 6,655,093 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 868,056 additional shares of common stock, at a public offering price of $5.40 per share. All of the shares in the offering were sold by EMCORE. The gross proceeds to EMCORE from the offering, before deducting the underwriting discounts and commissions and other offering expenses, were approximately $35.9 million.

Cowen is acting as book-running manager and Craig-Hallum is acting as co-manager for the offering.

The shares of common stock in the public offering were issued by EMCORE pursuant to a shelf registration statement (File No. 333-235818) previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”), and the registration statement on Form S-3 (File No. 333-252970) filed with the SEC pursuant to Rule 462(b) under the Securities Act of 1933. The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and may be obtained by contacting: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com, or Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email atprospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EMCORE Corporation

EMCORE Corporation is a leading provider of advanced mixed-signal products that serve the aerospace & defense and broadband communications markets. Our best-in-class components and systems support a broad array of applications including navigation and inertial sensing, defense optoelectronics, broadband transport, 5G wireless infrastructure, optical sensing, and cloud data centers. We leverage industry-leading Quartz MEMS, Indium Phosphide, and Lithium Niobate chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. EMCORE has vertically-integrated manufacturing capability at its wafer fabrication facility in Alhambra, CA, and Quartz MEMS manufacturing facility in Concord, CA. Our manufacturing facilities maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facility in Concord. For further information about EMCORE, please visit http://www.emcore.com.

Investor Contacts

EMCORE Corporation

Tom Minichiello

(626) 293-3400

investor@emcore.com